Exhibit 99.B(e)(2)

SCHEDULE A
TO THE DISTRIBUTION AGREEMENT
DATED AS OF SEPTEMBER 16, 2002,
AS AMENDED AND RESTATED DECEMBER 10, 2003 AND MARCH 8, 2006
BETWEEN
SEI INSTITUTIONAL MANAGED TRUST
AND
SEI INVESTMENTS DISTRIBUTION CO.

This Agreement shall apply with respect to portfolios of the Trust, either now existing or in the future created. The following is a listing of the current portfolios of the Trust:

Large Cap Value Fund
Large Cap Growth Fund
Tax-Managed Large Cap Fund
Small Cap Value Fund
Small Cap Growth Fund
Tax-Managed Small Cap Fund
Mid-Cap Fund
Core Fixed Income Fund
High Yield Bond Fund
Real Estate Fund
Large Cap Diversified Alpha Fund
U.S. Managed Volatility Fund
Small/Mid Cap Equity Fund
Enhanced Income Fund
Global Managed Volatility Fund